EXHIBIT 99.6

Northern Ethanol forges ahead in Niagara Falls, NY

Niagara Falls, New York - Northern Ethanol, LLC, a wholly owned subsidiary of Northern Ethanol, Inc. [NOET:OTCBB], has announced that it has entered into an agreement to acquire a 70 acre site from Praxair, Inc in Niagara Falls on which it will locate its Niagara Falls, NY ethanol plant. The property is well served by CSX Rail, St.Lawrence Seaway dockage, adjacent interstate highway and abundant low cost water and other services.

In May, the Niagara Falls Ethanol project was approved for 9,000 kilowatts of low-cost hydro-electric power from the New York Power Authority, with a saving of approximately $35million over the life of the contract. About Northern Ethanol

The Company is a public registrant under the Securities Exchange Act of 1934, as amended. Our objective is to become a low cost leader in the production of ethanol and its co-products in industrial zoned areas. Our initial goal is to construct three ethanol production facilities in Sarnia, Barrie, Ontario and Niagara Falls, New York each producing 400 million litres per annum. We believe that our proximity to the Central Canadian and North Eastern US markets will provide us with significant competitive advantages over other ethanol producers who must incur the costs of delivering ethanol from significant distances.

Safe Harbor Statement

Certain of the statements set forth in this press release constitute “forward-looking statements.” Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company’s actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company’s ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company’s limited financial resources, domestic or global economic conditions, especially those relating to Canada, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws and conditions of equity markets. More information about the potential factors that could affect the Company’s business and financial results is included in the Company’s filings, available via the United States Securities and Exchange Commission.

For further information, contact:

Northern Ethanol Inc.

Natalie Horrell, Director of Corporate Relations

Tel: 416-366-5511

Fax: 416-214-1472

www.northern-ethanol.com